                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                ______________________


                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934


                                 PAPER WAREHOUSE, INC.
--------------------------------------------------------------------------------
                                   (Name of Issuer)

                            Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                     698941 10 1
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                                    (CUSIP Number)



                                  Page 1 of 4 Pages

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     13G(Individuals - continued)                                 Page 2 of 4

---------------------
CUSIP No. 698941 10 1
---------------------

1.   Name of Reporting Person and I.R.S. Identification No.:
     BRENT D. SCHLOSSER

2.   Member of a Group: (a)          (b)     X
                            --------      -------
3.   SEC USE ONLY:

4.   Citizenship or Place of Organization:  U.S.A.

5.   Sole Voting Power: 286,375

6.   Shared Voting Power: --  0

7.   Sole Dispositive Power: 286,375

8.   Shared Dispositive Power: --  0

9.   Aggregate Amount Beneficially Owned by each Reporting Person:
     286,375

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares:
                                                                        -------

11.  Percent of Class Represented by Amount in Row 9: 6.6%

12.  Type of Reporting Person:  IN

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     13G(Individuals - continued)                                 Page 3 of 4

Item 1(a)
and (b)        NAME AND ADDRESS OF ISSUER:

               Paper Warehouse, Inc.
               7630 Excelsior Boulevard
               Minneapolis, MN 55426

Item 2(a)      NAME OF PERSON FILING: Brent D. Schlosser


Item 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               7630 Excelsior Boulevard
               Minneapolis, MN 55426



Item 2(c)      CITIZENSHIP:  USA



Item 2(d)      TITLE OF CLASS OF SECURITIES:  Common Stock, $0.01 par value


Item 2(e)      CUSIP NUMBER: 698941 10 1


Item 3         THIS STATEMENT IS NOT FILED PURSUANT TO RULES 13d-1(b) OR
               13d-2(b).


Item 4(a)      AMOUNT BENEFICIALLY OWNED:

               286,375 shares at December 31, 1997.

Item 4(b)      PERCENT OF CLASS:

               6.6% pursuant to Rule 13d-3(c).

Item 4(c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

               (1)  Sole power to vote or to direct the vote 286,375
               (2)  Shared power to vote or to direct the vote  -0-
               (3)  Sole power to dispose or to direct the disposition of
                    286,375
               (4) Shared power to dispose or to direct the disposition of -0-

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      13G(Individuals - continued)                                Page 4 of 4


Item 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable

Item 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

Item 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable

Item 9         NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

Item 10        CERTIFICATION.

               Not Applicable


                                      SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 12, 1998.                   /s/ Brent D. Schlosser
                    ------------------------------------------------------------
                                             Brent D. Schlosser